UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
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CEPHEID

(Name of Registrant as Specified In Its Charter)

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Notice of Annual Meeting of Shareholders
Proxy Statement for Annual Meeting of Shareholders
Information Concerning Solicitation and Voting
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
2006 SUMMARY COMPENSATION TABLE
2006 Grants of Plan-Based Awards Table
2006 Outstanding Equity Awards at Fiscal Year-End
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
DIRECTOR COMPENSATION
2006 Director Summary Compensation Table

CEPHEID
904 Caribbean Drive
Sunnyvale, CA 94089
(408) 541-4191
March 26, 2007

To Our Shareholders:

I am pleased to invite you to attend the annual meeting of shareholders of Cepheid to be held at our principal executive offices, 904 Caribbean Drive, Sunnyvale, California 94089, on Thursday, April 26, 2007, at 1:00 p.m. Pacific time.

The agenda for this year’s meeting is described in detail in the following notice of annual meeting of shareholders and proxy statement.

The board of directors appreciates and encourages shareholder participation in Cepheid’s affairs and invites you to attend the meeting in person. It is important, however, that your shares be represented at the annual meeting in any event. For that reason we ask that you take a moment to complete, date, sign and return the accompanying proxy in the enclosed postage-paid envelope, whether or not you expect to attend the meeting. Returning the proxy does not deprive you of your right to attend the annual meeting and to vote your shares in person.

We thank you for your support and look forward to seeing you at the meeting.

Sincerely,

/s/  John L. Bishop
John L. Bishop
Chief Executive Officer

CEPHEID
904 Caribbean Drive
Sunnyvale, California 94089

Notice of Annual Meeting of Shareholders
To Be Held On April 26, 2007

To Our Shareholders:

Notice is hereby given that the annual meeting of the shareholders of Cepheid, a California corporation, will be held at Cepheid’s executive offices, 904 Caribbean Drive, Sunnyvale, California 94089, on Thursday, April 26, 2007, at 1:00 p.m. Pacific time for the following purposes:

1. To elect three (3) Class II directors of Cepheid to serve on the board of directors for a three-year term. Cepheid’s board of directors intends to present the following nominees for election as Class II directors:

Thomas L. Gutshall
Cristina H. Kepner
David H. Persing

2. To ratify the appointment of Ernst & Young LLP as independent auditors of Cepheid for the fiscal year ending December 31, 2007.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. The board of directors has fixed the close of business on March 13, 2007, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment.

By Order of the Board of Directors

/s/ Joseph H. Smith
Joseph H. Smith
Secretary

Sunnyvale, California
March 26, 2007

All shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. You may revoke a previously delivered proxy at any time prior to the meeting. You may do so automatically by voting in person at the meeting, or by delivering to Cepheid a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked.

CEPHEID
904 Caribbean Drive
Sunnyvale, CA 94089

Proxy Statement for Annual Meeting of Shareholders
To Be Held On April 26, 2007

Information Concerning Solicitation and Voting

General

The enclosed proxy is solicited on behalf of the board of directors of Cepheid for use at the annual meeting of shareholders to be held on April 26, 2007 at 1:00 p.m. Pacific time, or at any adjournment or postponement of the meeting, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting. The annual meeting will be held at Cepheid’s executive offices, 904 Caribbean Drive, Sunnyvale, California 94089. Cepheid’s telephone number is (408) 541-4191.

These proxy solicitation materials, together with Cepheid’s 2006 Annual Report, are being mailed on or about March 26, 2007.

Record Date

Shareholders of record at the close of business on March 13, 2007, which we refer to as the record date, are entitled to notice of, and to vote at, the annual meeting. At the record date, approximately 55,044,363 shares of common stock were issued and outstanding.

Revocability of Proxies

You may revoke your proxy at any time before its use by delivering to Cepheid a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. You may also revoke your proxy by attending the annual meeting and voting in person. Attending the annual meeting will not, by itself, revoke the proxy.

Voting and Solicitation

Shareholders are entitled to one vote for each share held as of the record date.

Solicitation of proxies may be made by our directors, officers and other employees by personal interview, telephone, facsimile or other method. No additional compensation will be paid for these services, but we may reimburse directors, officers and employees for reasonable out-of-pocket expenses in connection with any solicitation. Costs of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any other information furnished to the shareholders, will be borne by Cepheid. We may reimburse the reasonable charges and expenses of brokerage houses, custodians, nominees, fiduciaries or others for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose account they hold shares of common stock.

Quorum, Abstentions and Broker Non-Votes

The required quorum for the transaction of business at the annual meeting is a majority of the shares of common stock issued and outstanding on the record date, present in person or by proxy at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes will have no effect on Proposal No. 1.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Cepheid’s board of directors is divided into three classes — Class I, II and III directors. Each director is elected for a three-year term of office, with one class of directors being elected at each annual meeting of shareholders. Each director holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. The size of the board is presently set at nine members. At the annual meeting, shareholders will elect the nominees for Class II directors.

Thomas L. Gutshall, Cristina H. Kepner, and David H. Persing have each been nominated by the members of the board to stand for election as Class II directors.

Directors/Nominees

The information below sets forth the current members of the board, including the nominees for Class II directors. Proxies may not be voted for more than three directors. Each person nominated for election has agreed to serve if elected and we have no reason to believe that any nominee will be unable to serve. There are no family relationships between any of the nominees, directors or any of our executive officers.

Name of Director	Age	Class	Position With Cepheid	Director Since

John L. Bishop	62	I	Chief Executive Officer and Director	2002
Thomas D. Brown(1)	58	I	Director	2006
Robert J. Easton(2)	62	III	Director	2002
Thomas L. Gutshall	69	II	Chairman of the Board	1996
Cristina H. Kepner(1)(3)	60	II	Director	1998
Dean O. Morton(2)(3)	74	I	Director	1997
Mitchell D. Mroz(1)(3)	62	III	Director	2004
David H. Persing, M.D., Ph.D.	51	II	Executive Vice President and Director	2004
Hollings C. Renton(2)	60	III	Director	2000

(1)	Current member of the Nominating and Governance Committee.

(2)	Current member of the Compensation Committee.

(3)	Current member of the Audit Committee.

John L. Bishop.  Mr. Bishop joined us as Chief Executive Officer and as a director in April 2002. Mr. Bishop served as President and a director of Vysis, a genomic disease management company from 1993 to 2002 and as Chief Executive Officer from 1996 to March 2002. From 1991 until November 1993, Mr. Bishop was Chairman and Chief Executive Officer of MicroProbe Corporation, a biotechnology company and, from 1987 until 1991, of Source Scientific Systems, a biomedical instrument manufacturing company. From 1984 to 1986, Mr. Bishop was President and Chief Operating Officer of Gen-Probe, Inc. From 1968 to 1984, Mr. Bishop held various management positions with American Hospital Supply Company and its affiliates, including a three-year assignment in Japan as an Executive Vice President and Chief Executive Officer of International Reagents Corp., a joint venture between American Hospital Supply Company and Green Cross Corporation.

Thomas D. Brown.  Mr. Brown joined us as a director in February, 2006. Mr. Brown joined Abbott Laboratories in 1974 as a sales representative in the Company’s Diagnostics Division (ADD). From 1977 until his retirement in 2002, he held numerous sales, marketing and general management positions within ADD. From February 1998 until his retirement at Abbott Laboratories in July 2002, he held the position of Senior Vice President, President Diagnostic Division. In 1993 he was elected Corporate Vice President Worldwide Diagnostic Commercial Operations. In 1992 he was named Divisional Vice President, Commercial Operations. In 1987 he was named Divisional Vice President and General Manager, Western Hemisphere Commercial Operations. Mr. Brown

serves on the Board of Directors for Ventana Medical Systems, Quidel Corporation and is Vice Chairman of the Condell Medical Center.

Robert J. Easton.  Mr. Easton joined us as a director in January 2002. Mr. Easton is a co-founder of Easton Associates LLC, a strategic consulting firm specializing in evaluation and planning for pharmaceutical and medical device companies, and has served as their Chairman since May 2000. Prior to co-founding Easton Associates he served as Managing Director of IBM Healthcare Consulting from May 1996 to May 2000. In addition to his experience in management consulting, Mr. Easton has 12 years of managerial experience in a variety of positions in sales, marketing, planning, engineering, and operations with the industrial gas and medical products divisions of Union Carbide and Union Carbide Europe. He currently serves as a director of CollaGenex Pharmaceuticals.

Thomas L. Gutshall.  Mr. Gutshall is a co-founder of Cepheid and has served as Chairman of the Board since August 1996. From August 1996 until April 2002, he also served as our Chief Executive Officer. From January 1995 to August 1996, he was President and Chief Operating Officer of CV Therapeutics. From 1989 to 1994, he was Executive Vice President at Syntex Corporation and a member of the Pharmaceutical Executive Committee. His responsibilities while at Syntex included managing Syva Company, Syntex Agribusiness, Pharmaceutical and Chemical Operations and Services, Syntex Pharmaceutical Intl. Ltd. and Environmental Health and Safety. Mr. Gutshall currently serves as a director of CV Therapeutics, Metrika, Inc. and Satoris Corporation and is a board member of the Pacific Medical Research Foundation.

Cristina H. Kepner.  Ms. Kepner joined us as a director in May 1998. She was with Invemed from 1978 to 2000, where she has served in a variety of capacities. Prior to retiring from Invemed in December 2000, Ms. Kepner served as Executive Vice President and Corporate Finance Director until December 31, 2000. Ms. Kepner also served as a director of Invemed until December 2000. Ms. Kepner currently serves as a director of Monogram Biosciences, Inc. and is the Chairman of the Board of Quipp, Inc.

Dean O. Morton.  Mr. Morton joined us as a director in July 1997. Mr. Morton retired in 1992 as Executive Vice President, Chief Operating Officer and a director of Hewlett-Packard Company where he started in 1960. Mr. Morton currently serves as a director of BEA Systems, Inc. and Pharsight Corporation. He serves on the Board of Monterey Bay Aquarium Research Institute and Center for Excellence in Non-Profits.

Mitchell D. Mroz.  Mr. Mroz joined us as a director in May 2004. Mr. Mroz currently serves as a member of the board of the Northrop Grumman Federal Credit Union and is retired from Northrop Grumman Corporation. Since joining Northrup Grumman in 1978, he served in various capacities, including the positions of Vice President and Chief Financial Officer for Grumman Corporation and Vice President and General Manager of the Automation and Information Systems Division of Northrop Grumman, Corporate Vice President Internal Audit and Audit Manager. Before joining Northrop Grumman, he was an Auditor for the U.S. Air Force Audit Agency and the U.S. General Accounting Office. He also serves on the board of directors of Village Christian Schools in Sun Valley, CA, and is the Chairman of the Board of the Village Christian Schools Foundation.

David H. Persing.  Dr. Persing first joined us as a director in May 2004, and then became our Executive Vice President and Chief Medical and Technology Officer in August 2005. Dr. Persing was previously Senior Vice President and Chief Scientific Officer at Corixa Corporation, a Seattle-based biotechnology company, until their acquisition by GlaxoSmithkline from 1999 to July 2005. From 1990 to 1999 he was a member of the Clinical and Research Faculty of the Mayo Clinic in Rochester, Minnesota where he researched programs on hepatitis viruses and tick-borne infections. In 1992 he founded and directed the Molecular Microbiology Laboratory at Mayo Clinic. He has authored over 240 peer-reviewed articles and served as Editor in Chief for three textbooks on Molecular Diagnostics, the most recent of which was published by ASM press in December 2004. Dr. Persing currently serves as a director of Monogram Biosciences, Inc.

Hollings C. Renton.  Mr. Renton joined us as a director in March 2000. Since June 2003, Mr. Renton has served as Chairman of the Board of Onyx Pharmaceuticals, Inc., a biopharmaceutical and biotherapeutics company, where he has also served as President and Chief Executive Officer since March 1993 and a director since April 1992. From 1991 to 1993, he served as President and Chief Operating Officer of Chiron Corporation, a pharmaceutical company, following its acquisition of Cetus Corporation. Prior to the acquisition, he served as President of Cetus Corporation from 1990 to 1991 and as Chief Operating Officer from 1987 to 1990. Mr. Renton also serves as a member of the boards of directors of Rigel Pharmaceuticals, the Biotechnology Industry Organization (BIO), and Special Olympics of Northern California.

Required Vote

The three nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote will be elected as directors. If signed and returned, shares represented by the accompanying proxy will be voted for the election of the nominees recommended by the board unless the proxy is marked in such a manner as to withhold authority so to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for a substitute nominee determined by the proxy holder.

The board recommends a vote FOR the election of the nominated directors.

Board of Directors’ Meetings and Committees

The board of directors has affirmatively determined that all directors, other than John L. Bishop and David H. Persing, are independent under listing standards of the NASDAQ Stock Market and applicable Securities and Exchange Commission rules. During 2006, the board met nine times, including five telephone conference meetings, and acted once by unanimous written consent. During 2006, no director attended fewer than 75% of the aggregate of: (i) the total number of meetings of the board held during the period for which he or she was a director and, (ii) the total number of meetings held by all committees of the board on which he or she served during the period that he or she served.

Standing committees of the board include an audit committee, a compensation committee and a nominating and governance committee. Each of these committees has a written charter approved by the board of directors.

Audit Committee.  Cristina H. Kepner, Dean O. Morton and Mitchell D. Mroz are the current members of Cepheid’s audit committee. All members of the audit committee meet the independence and financial experience requirements under both Securities and Exchange Commission rules and NASDAQ listing standards. The board has determined that Cristina H. Kepner, Dean O. Morton and Mitchell D. Mroz are “audit committee financial experts” as such term is defined in applicable rules of the Securities and Exchange Commission. In 2006, the Audit Committee met four times and acted once by unanimous written consent. The audit committee hires the independent auditors, reviews the scope of audit and pre-approves permissible non-audit services by our independent auditors, reviews the accounting principles and auditing practices and procedures to be used for our financial statements, reviews the results of those audits, annually reviews the audit committee charter, and reviews related party transactions. The audit committee charter is posted in the “Investors” section of our website at www.cepheid.com, under the heading “Corporate Governance.”

Compensation Committee.  Dean O. Morton, Hollings C. Renton and Robert J. Easton are the current members of Cepheid’s compensation committee. All members of the compensation committee meet the independence requirements under the listing standards of the NASDAQ Stock Market. In 2006, the compensation committee met seven times, including three telephone conference meetings, and acted five times by unanimous written consent. The compensation committee is responsible for reviewing the compensation and benefits for Cepheid’s executive officers and administering the company’s compensation, equity incentive and benefit plans, as well as supervising and making recommendations to the board on compensation matters generally. The compensation committee charter is posted in the “Investors” section of our website at www.cepheid.com, under the heading “Corporate Governance.”

The compensation committee delegates certain of its authority, including the authority to grant stock options to non-executive employees of Cepheid, to an equity incentive committee. John L. Bishop and David H. Persing are the current members of Cepheid’s equity incentive committee.

Nominating and Governance Committee.  Thomas D. Brown, Cristina H. Kepner, and Mitchell D. Mroz are the current members of Cepheid’s nominating and governance committee. All members of the nominating and governance committee meet the independence requirements under the listing standards of the NASDAQ Stock Market. In 2006, the nominating and governance committee held one meeting and acted once by unanimous written consent. The nominating and governance committee considers and recommends to the board candidates to serve as members of the board, develops and maintains a set of corporate governance guidelines and establishes procedures for director nomination. In making recommendations to the board regarding candidates to serve as members of the board, the nominating and governance committee considers the recommendations of board members, members of management and shareholders (if made in accordance with Cepheid’s charter documents and applicable law). The nominating and governance committee may retain recruiting professionals to identify and evaluate candidates for director nominees. The nominating and governance committee charter is posted in the “Investors” section of our website at www.cepheid.com, under the heading “Corporate Governance.”

In selecting nominees for the board of directors, the committee will assess a number of factors, including the independence, experience and judgment of candidates and endeavors to collectively support a number of areas of core competency on the board, including business judgment, management experience, accounting and financial acumen, industry and technology knowledge, leadership, strategic vision and willingness to devote sufficient time to attend meetings and participate effectively on the board of directors.

Potential candidates are screened and interviewed by the nominating and governance committee. All members of the board may interview the final candidates. The same identifying and evaluating procedures will apply to all candidates for director nomination, including candidates submitted by shareholders.

Shareholders can recommend qualified candidates for the board by submitting, in accordance with our bylaws, the candidate’s name and qualifications to: Joseph H. Smith, Secretary, Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089. The committee requests that submissions be made as early as possible to ensure meaningful consideration by the committee.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee was at any time during 2006, or at any other time, an officer or employee of Cepheid. No executive officer of Cepheid serves as a member of the board of directors or compensation committee of any entity that has one or more of our executive officers serving as a member of our board or compensation committee.

Code of Ethics

We have adopted a code of ethics that applies to all our employees. This code of ethics is available in the “Investors” section of our website at www.cepheid.com, under the heading “Corporate Governance.”

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The board has selected Ernst & Young LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2007. Ernst & Young LLP has audited our financial statements since our inception. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors.

Security Ownership of Certain Beneficial Owners and Management

The following table presents information as to the beneficial ownership of our common stock as of March 13, 2007 by:

•	each shareholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our current directors;

•	our Chief Executive Officer and four other most highly compensated executive officers who were serving as executive officers as of December 31, 2006 and each of our “Named Executive Officers”, as such term is defined under the rules of the Securities Exchange Commission; and

•	all current directors and executive officers as a group.

The percentage ownership is based on 55,044,363 shares of common stock outstanding as of March 13, 2007. Shares of common stock that are subject to options currently exercisable or exercisable within 60 days of March 13, 2007, are deemed outstanding for the purposes of computing the percentage ownership of the person holding these options but are not deemed outstanding for computing the percentage ownership of any other person. A portion of the stock options reflected in the number of shares beneficially owned are immediately exercisable upon grant, subject to our right to repurchase the option shares at the exercise price upon termination of the optionee’s employment. With respect to an option, the term unvested means options that are currently exercisable and would be subject to our right of repurchase if exercised. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated in the table, the address of each individual listed in the table is Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089.

	Number of Shares	Percentage of Shares
Directors and Named Executive Officers	Beneficially Owned	Beneficially Owned

John L. Bishop(1)	965,208	1.72%
Thomas D. Brown(2)	8,344	*
Robert J. Easton(3)	112,410	*
Thomas L. Gutshall(4)	1,255,241	2.27%
Cristina H. Kepner(5)	168,232	*
Robert J. Koska(6)	128,020	*
Dean O. Morton(7)	203,000	*
Mitchell Mroz(8)	39,000	*
David Persing, M.D.(9)	135,208	*
Hollings C. Renton(10)	68,000	*
John R. Sluis(11)	330,187	*
Joseph H. Smith(12)	275,728	*
All Executive Officers and Directors as a group of 14 persons(13)	3,986,389	6.91%
Five Percent Shareholders
Alliance Financial(14)	7,538,511	13.70%
OppenheimerFunds(15)	5,274,400	9.58%
Platinum Asset Management Limited(16)	3,522,733	6.40%

*	Less than one percent.

(1)	Includes options to purchase 955,208 shares exercisable within 60 days of March 13, 2007.

(2)	Consists of options to purchase 8,334 shares exercisable within 60 days of March 13, 2007.

(3)	Includes options to purchase 50,000 shares exercisable within 60 days of March 13, 2007.

(4)	Includes options to purchase 272,500 shares exercisable within 60 days of March 13, 2007.

(5)	Includes 10,000 shares held directly held by the Invemed Associates LLC Profit Sharing Plan for the benefit of Ms. Kepner. Ms. Kepner also has options to purchase 93,000 shares exercisable within 60 days of March 13, 2007.

(6)	Consists of options to purchase 128,020 shares exercisable within 60 days of March 13, 2007.

(7)	Includes 77,500 shares held of record by MDLC Partners, a California Limited partnership, of which Mr. Morton is the general partner. Mr. Morton also has options to purchase 45,000 shares exercisable within 60 days of March 13, 2007.

(8)	Includes options to purchase 35,000 shares exercisable within 60 days of March 13, 2007.

(9)	Consists of options to purchase 135,208 shares exercisable within 60 days of March 13, 2007.

(10)	Consists of options to purchase 68,000 shares exercisable within 60 days of March 13, 2007.

(11)	Includes options to purchase 320,187 shares exercisable within 60 days of March 13, 2007.

(12)	Includes options to purchase 272,728 shares exercisable within 60 days of March 13, 2007.

(13)	Includes options to purchase 2,671,006 shares exercisable within 60 days of March 13, 2007.

(14)	Based on a Schedule 13G/A filed December 31, 2006. According to the schedule of these shares, 7,169,962 are held by AllianceBernstein L.P. on behalf of client discretionary accounts, and 368,549 are held by AXA Equitable Life Insurance Company. Both of these entities are direct or indirect subsidiaries of AXA Financial, Inc., and the Mutuelles AXA. Alliance Capital Management’s address is 26, rue Drouot, 75009 Paris, France.

(15)	Based on a Schedule 13G filed February 13, 2007. According to the schedule of these shares, 374,400 shares are held by OppenheimerFunds, Inc. as an investment advisor and 4,900,000 shares are held by its affiliate Oppenheimer Global Opportunities Fund as an investment company. OppenheimerFunds’ address is Two World Financial Center, 225 Liberty Street, New York, NY 10281-1008.

(16)	Based on a Schedule 13G filed February 13, 2007. Platum Asset Management Limited’s address is 7 Macquarie Place, Sydney NSW 2000, Australia.

Compensation Discussion and Analysis

General

Our executive compensation program is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time, to retain those individuals who continue to perform at or above the levels that we expect and to closely align the compensation of those individuals with the performance of our company on both a short-term and long-term basis.

Our executive officers’ compensation currently has three primary components — base compensation or salary, annual cash bonuses, and stock option awards or stock awards. In addition, we provide our executive officers a variety of benefits that are available generally to all salaried employees. We fix executive officer base compensation at a level we believe enables us to hire and retain individuals in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business goals.

We also take into account the compensation that is payable by companies that we believe to be our competitors and by other companies with which we believe we generally compete for executives. To this end, our Compensation Committee works with management and an outside compensation consultant to define the specific criteria used to identify appropriate market comparators for establishing compensation levels and the mix of salary, incentives and long-term compensation, in order to best align executive compensation with our business priorities and pay philosophy. When determining our peer companies, we focus on identifying companies with whom Cepheid competes directly for customers and employees; we also review the broader local market of biotechnology and instrument companies in the San Francisco Bay/Silicon Valley Area, as we find that we compete with these companies for qualified personnel. The committee, when determining peer companies, considers such additional elements as the size and complexity of the business as measured by market capitalization, revenue, net income and research and development investments. These metrics are then used to identify appropriate market reference points for gathering compensation data. The Compensation Committee approves the peer group as part of the regular assessment of the compensation programs for the company. We have generally set compensation for executives at approximately the 60th percentile of compensation paid to similarly situated executives of the companies comprising the peer group. Variations from this objective may occur based on experience level or other market factors. This objective recognizes that over the long-term, we will generate greater shareholder returns with a management team that is superior to its peer group. We designed our executive bonus plan to focus our management on achieving key corporate financial objectives, to motivate certain desired individual behaviors and to reward substantial achievement of these company financial objectives and individual goals. We utilize salary as the base amount necessary to match our competitors for executive talent and we have utilized cash bonuses for certain executives to reward performance achievements with a time horizon of one year or less. We utilize stock based awards to reward long-term performance, with excellent corporate performance and extended officer tenure producing potentially significant value for the officer if, and only if, value is created for all shareholders.

We view these components of compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency, individual performance of the executive, both individually and relative to other considerations we deem relevant, such as rewarding extraordinary performance. We believe that, as is common in the biotechnology and instrument sector, stock-based awards are a significant compensation-related motivator in attracting and retaining employees along with salary and bonus levels. Except as described below, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Our Compensation Committee’s current intent is to perform on a regular basis a strategic review of our executive officers’ overall compensation packages to determine whether they provide adequate incentives and motivation and whether they adequately compensate our executive officers relative to comparable officers in other peer group companies. The Compensation Committee has engaged an independent, compensation consultancy to conduct the assessment. Our Compensation Committee’s most recent overall compensation review occurred in December 2006. Compensation Committee meetings typically have included, for all or a portion of each meeting, not only the committee members but also our Chief Executive Officer and our Chairman of the Board of Directors. For compensation decisions relating to executive officers other than to our Chief Executive Officer, including decisions regarding the grant of equity compensation, the Compensation Committee typically considers the performance evaluations of such officers by our Chief Executive Officer as well as his recommendations regarding such decisions.

We account for equity compensation paid to our employees under SFAS 123R, which requires us to estimate and record an expense over the service period of the award. Our cash compensation is recorded as an expense at the time the obligation is accrued. We structure cash bonus compensation so that it is taxable to our executives at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options granted at fair market value should be deductible, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to employees.

Base compensation

Except as described below, the base salaries of our named executive officers were not increased for 2006. The base salary of John R. Sluis, our Senior Vice President, Finance and Chief Financial Officer was increased by approximately 18% to $312,550 in 2006. Mr. Sluis’s salary increase reflects the fact that he would no longer receive his temporary living allowance following his move to the San Francisco Bay Area from Minnesota; in approving this increase, the Compensation Committee considered both the benefit to the company that Mr. Sluis now lives in the Bay Area as well as compensation paid to comparable executives at peer companies, with and without housing components.

In December 2006, the Compensation Committee approved salary increases for our executive officers, including our named executive officers, to become effective in 2007. The Committee set such increased salaries after reviewing with the Company’s compensation consultant compensation metrics for comparable executives at peer companies, as well as the performance evaluations by the Chief Executive Officer with respect to the other executive officers. For 2007, the following named executive officers will have the following base salaries: John L.

Bishop, our Chief Executive Officer, $450,000, an increase of 13%; John R. Sluis, our Senior Vice President, Finance and Chief Financial Officer, $324,000 an increase of 4%; David H. Persing, our Executive Vice President, Chief Medical and Technology Officer, $365,000 an increase of 4%; Robert J. Koska, our Senior Vice President, Sales and Marketing $260,000 an increase of 16%; and Joseph H. Smith, our Senior Vice President, Legal/Business Development and General Counsel, $309,000 an increase of 10%.

Cash bonuses

We utilize cash bonuses to reward performance achievements with a time horizon of one year or less. Our Compensation Committee determines the executive officers eligible for these bonuses and the performance measures and other terms and conditions of these bonuses for executive officers. Bonus targets for our executive officers are established by our Compensation Committee as a pre-determined percentage of base salary or specific dollar amounts, based on performance against a specific plan or specified criteria that are intended to provide a competitive level of compensation when the executive officers achieve their performance objectives as approved by our Compensation Committee. The bonus targets for the three executive officers eligible for such bonuses in 2006 ranged from 25% to 40% of base salary. This specified percentage or dollar amount was fixed in the officer’s initial employment offer letter or subsequently determined by our Compensation Committee based on incentive cash and total cash compensation for comparable executives at peer companies. The actual bonus award is determined according to each executive officer’s level of achievement against these performance objectives. The Compensation Committee can exercise discretion to pay compensation even if threshold performance objectives are not achieved. We do not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment.

The target bonus for 2006 for our Chief Executive Officer was based on achievement of company financial performance targets, consisting of annual revenues and operating results, and the attainment of specific business milestones, based on the company’s business plan which was approved by the Board of Directors. The Compensation Committee chose revenues and operating results as the Chief Executive Officer financial performance targets in 2006 because it believed that we should reward revenue growth, but only if that revenue growth is achieved cost effectively. Thus, the Compensation Committee considered the chosen metrics to be the best indicators of financial success and shareholder value creation at the stage in our growth for 2006. In the future, the Compensation Committee may select different financial metrics.

Mr. Bishop had a 2006 target bonus of $160,000, or 40% of his base salary for 2006. Cepheid did not achieve the financial objectives required for the payout of approximately 65% of Mr. Bishop’s target bonus. The Compensation Committee determined that Cepheid achieved a number of the specific business milestones related to the development and introduction of clinical products and expansion of European operations that were tied to the 35% remainder of Mr. Bishop’s target bonus. Each of these various milestones had a specific percentage of target bonus attributable to it, and as a result, the Committee determined that business milestones correlating to 26% of Mr. Bishop’s target bonus were achieved. Accordingly, Mr. Bishop received a bonus of $41,600 for 2006, or approximately 10% of his base salary.

Other than Mr. Bishop, the only executive officers eligible to receive a bonus for 2006 were David H. Persing, our Executive Vice President, Chief Medical and Technology Officer and Robert J. Koska, our Senior Vice President, Sales and Marketing. In 2006, the bonus for Dr. Persing was $122,500, an amount guaranteed pursuant to the terms of Dr. Persing’s offer letter, which was negotiated with him as part of his initial employment offer to join our company in July 2005.

In 2006, the target bonus for Mr. Koska was $56,250, or 25% of his base salary. The Compensation Committee determined that 60% of Mr. Koska’s bonus would be based upon the level of corporate product sales exclusive of the USPS BDS program and the remaining 40% of his bonus would be based upon achievement of certain departmental objectives related to product marketing and distribution and service objectives. In 2006, Cepheid achieved a level of corporate product sales exclusive of the USPS BDS program resulting in the Committee awarding $23,895 in respect of the portion of his bonus allocated to the corporate product sales metric. The Committee determined that Mr. Koska had achieved departmental objectives correlating to $18,562 of the portion of his bonus allocated to such objectives. The combination of partial achievement of each of these product sales and departmental objectives resulted in Mr. Koska receiving a total bonus of $42,457, or approximately 19% of his base salary for 2006.

In December 2006, the Compensation Committee approved an executive incentive bonus program for 2007. If Cepheid achieves at least 80% of a corporate objective related to operating performance, Cepheid will fund a bonus pool, with 80% of an individual participant’s award based on the level of achievement of this financial objective and 20% of an individual participant’s award based on the achievement of individual management bonus objectives. The Committee designed this program in this manner to both incentivize overall corporate financial performance as a team effort and reward individual performance in key management objectives customized for the officer. The incentive bonus of the Chief Executive Officer will be entirely based upon the level of achievement of the overall corporate financial performance objectives. If Cepheid achieves less than 80% of the corporate financial objective, no amounts will be paid under the bonus program to any officer. Each of the Company’s executive officers will participate in the program. The 2007 target bonuses under this executive incentive program for the following executive officers are: John L. Bishop, our Chief Executive Officer, $180,000, or 40% of his base salary for 2007; John R. Sluis, our Senior Vice President, Finance and Chief Financial Officer, $81,000, or 25% of his base salary for 2007; David H. Persing, our Executive Vice President, Chief Medical and Technology Officer, $127,800, or 35% of his base salary for 2007; Robert J. Koska, our Senior Vice President, Sales and Marketing $65,000, or 25% of his base salary for 2007; and Joseph H. Smith, our Senior Vice President, Legal/Business Development and General Counsel, $77,300, or 25% of his base salary for 2007.

Stock options and equity awards

We grant stock options to certain of our executive officers to aid in their retention, to motivate them to assist us with the achievement of certain corporate profitability milestones and to align their interests with those of the shareholders by providing them with an equity stake. Because our executive officers are awarded stock options with an exercise price equal to 100% of the fair market value of our common stock on the date of grant, these options will have value to our executive officers only if the market price of our common stock increases after the date of grant. Typically, our stock options vest at a rate of 25% of the shares subject to the option on the first anniversary of the grant date, and with respect to approximately 2.1% of the shares each month thereafter, and become exercisable as they vest. Authority to make stock option grants to executive officers has historically rested with our Compensation Committee. For grants other than to executive officers, the Compensation Committee has delegated authority to make grants to a sub-committee consisting of two Board members, Mr. Bishop and Dr. Persing. Such grants must be made according to specific guidelines set by the Compensation Committee based on salary grade and job level, are granted with an exercise price equal to the fair market value on the date of grant and are granted on the later of the employee’s start date or the date of the meeting or action by this sub-committee.

Stock options typically are granted to executive officers when the executive first joins us and in connection with a significant change in responsibilities. In addition, our Compensation Committee considers refresher grants for executive officers on an annual basis, with grants made at the Committee’s April quarterly meeting, taking into account such executive’s performance, comparable equity grants to comparable executives at peer companies, and such executive’s unvested equity position in determining whether to make a grant to an executive officer in a given year. The number of shares subject to each option granted is within the discretion of the Compensation Committee based on such factors, as well as equity grant guidelines approved by the Committee. These guidelines are established based on market data for peer companies provided by the Company’s compensation consultant.

In 2006, the Compensation Committee considered the factors described above, as well as the number of unvested stock options held by the executive officers as of the date of grant. The vesting for stock options granted to our named executive officers in 2006 was designed to further ensure the retention of the executive officers. During 2006, we granted options to purchase 200,000 shares to Mr. Bishop, 52,000 shares to Mr. Sluis, 60,000 shares to Mr. Koska, and 48,000 shares to Mr. Smith. Each of the grants had an exercise price equal to 100% of the fair market value of our common stock on the date of grant, and each of the grants vest over a four-year period, with 25% vesting on the one-year anniversary of the grant date and the balance vesting in equal monthly installments over the following three years. All of these grants were made under our 1997 Stock Option Plan or our 2006 Equity Incentive Plan.

Severance Agreements

For a description of the severance and change in control arrangements with our executive officers, please see the Section entitled “Potential Payments Upon Termination or Change-in-Control.”

Other benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers, which are comparable to those provided at peer companies. In 2006, Messrs. Bishop, Sluis and Koska received reimbursement for local housing and for commuting expenses from their permanent homes to the San Francisco Bay Area. We agreed to pay these amounts to these executives as the Compensation Committee believed that it was necessary to attract and retain these executives who are not able to relocate to the San Francisco Bay Area on a full time basis. Dr. Persing receives an ongoing housing allowance. This compensation component was included in his offer of employment in order to attract Dr. Persing and make it possible for him to relocate to the San Francisco Bay Area on a full time basis. The Compensation Committee considers the value of the housing allowance, in addition, to other forms of compensation, in determining the overall level of compensation for Dr. Persing.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Cepheid has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Dean O. Morton, Chair
Robert J. Easton
Hollings C. Renton

2006 SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal year ended December 31, 2006.

(a)	(b)	(c)	(d)		(f)	(g)	(i)		(j)
						Non-Equity
					Option	Incentive Plan	All Other
					Awards	Compensation	Compensation		Total
Name and Principal Position	Year	Salary ($)	Bonus ($)		($)(1)	($)(2)	($)		($)

John L. Bishop, CEO	2006	$400,000	$—		$727,769	$41,600	$43,693	(4)	$1,213,062
and Director(3)
John R. Sluis,	2006	295,176	—		288,648	—	13,411	(4)	597,235
Senior VP, Finance, and CFO
David H. Persing,	2006	350,000	122,500	(5)	383,033	—	36,000	(6)	891,533
Executive Vice President, Chief Medical and Technology Officer and Director(3)
Robert J. Koska,	2006	225,000	—		471,744	42,457	49,353	(4)	788,554
Senior Vice President, Sales and Marketing
Joseph H. Smith,	2006	280,800	—		342,559	—	—		623,359
Senior Vice President, General Counsel and Secretary

(1)	The amounts in this column represent the compensation cost of these awards, without reflecting forfeitures, over the requisite service period, as described in FAS 123R. For a discussion of the assumptions used in determining the fair value of stock and option awards in the above table, see footnote 9, “Stockholders’ Equity — Stock-Based Compensation”, of the Notes to Consolidated Financial Statements appearing in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2007.

(2)	The amounts in this column represent amounts payable for 2006 incentive compensation objectives established by the Compensation Committee of the Board of Directors on March 21, 2006.

(3)	Mr. Bishop and Dr. Persing are members of our Board of Directors and do not receive any compensation for their services as directors.

(4)	Consists of reimbursement of commuting and Bay Area housing expenses.

(5)	Pursuant to the 2006 incentive compensation objectives established by the Compensation Committee of the Board of Directors on March 21, 2006, Dr. Persing was eligible to receive a cash incentive bonus of $122,500, or 35% of his annual base salary for 2006. Pursuant to Dr. Persing’s offer letter with Cepheid dated July 21, 2005, payment to Dr. Persing of the full incentive bonus was guaranteed for 2006 and is reported as a bonus in the above table.

(6)	Consists of a housing allowance.

2006 Grants of Plan-Based Awards Table

The table below summarizes grants made to each of our named executive officers for the fiscal year ended December 31, 2006.

(a)	(b)		(c)		(d)		(e)	(f)	(g)	(h)	(k)	(l)
											Exercise or	Grant Date
			Estimated Future Payouts Under					Estimated Future Payouts Under			Base Price	Fair Value of
			Non-Equity Incentive Plan Awards					Equity Incentive Plan Awards			of Option	Stock and
	Grant	Approval	Threshold		Target		Maximum	Threshold	Target	Maximum	Awards	Option
Name	Date	Date	($)		($)		($)	(#)	(#)	(#)	($/Sh)(1)	Awards ($)(2)

John L. Bishop					$160,000	(3)	$160,000
			$90,000	(4)	180,000		225,000
	4/27/2006	4/26/2006(5)							200,000(6)		$9.18	$1,384,760
John R. Sluis			32,400	(4)	81,000		101,250
	4/26/2006								52,000(7)		9.11	357,464
David H. Persing			51,100	(4)	127,750		159,688
Robert J. Koska					56,250	(8)	56,250
			26,000	(4)	65,000		81,250
	4/26/2006		77,250		96,563				60,000(7)		9.11	412,458
Joseph H. Smith			30,900	(4)
	4/26/2006								48,000(7)		9.11	329,966

(1)	The amounts in this column are equal to the closing price of Cepheid’s stock on each respective date of grant.

(2)	The amounts in this column represent the full grant date fair value computed in accordance with FAS 123R of all awards to the named executive officer in 2006.

(3)	Under Cepheid’s 2006 management incentive plan, Mr. Bishop was eligible to receive a cash incentive payment targeted at $160,000.

(4)	The amounts shown in column (c) reflect the minimum payment level, if any payment is to be made, under Cepheid’s 2007 incentive compensation plan, which is 50% of the target amount shown in column (d) for Mr. Bishop and 40% for all other executive officers. The amount shown in column (e) is 125% of such target amount. These amounts are based on the individual’s current salary. If Cepheid’s financial performance level is not equal to 80% of the level specified in the plan, no incentive payments will be made under the plan.

(5)	The Compensation Committee approved Mr. Bishop’s grant on April 26, 2006 with a grant date of April 27, 2006, contingent upon shareholder approval of Cepheid’s 2006 Equity Incentive Plan at Cepheid’s 2006 annual meeting of shareholders, which occurred on April 27, 2006. The grant could not be made on April 26, 2006 due to inadequate available shares under Cepheid’s existing 1997 Stock Option Plan.

(6)	Grant made under Cepheid’s 2006 Equity Incentive Plan.

(7)	Grant made under Cepheid’s 1997 Stock Option Plan.

(8)	Under Cepheid’s 2006 management incentive plan, Mr. Koska was eligible to receive a cash incentive payment of up to $56,250.

Material Terms of Employment Agreements.

John L. Bishop Employment Agreement.  We entered into an employment agreement with John L. Bishop in March 2002. This agreement expired in March 2006 and we entered into a new employment agreement with Mr. Bishop on substantially similar terms in January 2007. The employment agreement provides for an initial annual base salary of $450,000, to be reviewed annually, and a target bonus of 40% of his base salary, with a maximum of $225,000, determined by the degree of achievement of certain performance goals and objectives to be determined by the Compensation Committee. Mr. Bishop is reimbursed for his housing in the San Francisco Bay Area and for commuting expenses for travel between Chicago, Illinois and Sunnyvale, California.

Other than following a change of control event, upon Mr. Bishop’s termination other than for cause, as defined below, or upon a constructive termination, Mr. Bishop is entitled to receive a lump sum payment equal to 12 months of his then current base salary and a prorated portion of his target cash bonus for the year of termination, 50% of his then unvested stock options and restricted shares will become vested, and 12 months paid COBRA health insurance premiums.

If Mr. Bishop is terminated without cause or he is constructively terminated within one year following a change of control event, Mr. Bishop is entitled to receive a lump sum payment equal to 24 months of his then current base salary and full target cash bonus for the year of termination, all of his then unvested stock options and restricted shares would become vested, and 24 months paid COBRA health insurance premiums.

For purposes of Mr. Bishop’s employment agreement, cause means:

•	a failure to perform his duties after notice and an opportunity to cure;

•	misconduct injurious to us;

•	a conviction of, or a guilty or no contest plea to, a felony charge;

•	acts of fraud against us, misappropriation of our property or dishonesty affecting our business or affairs;

•	a breach of any agreement with us, including those regarding confidentiality and proprietary information: or

•	a failure or refusal to carry out the reasonable directives of Cepheid, following notice and an opportunity to cure.

Constructive termination, as defined in Mr. Bishop’s employment agreement, means Mr. Bishop’s voluntary termination of his employment with us due to:

•	a specified reduction in his responsibilities, salary or target bonus;

•	our material breach of his employment agreement;

•	a forced relocation of his primary workplace; or

•	the failure of any successor of Cepheid to assume his employment agreement.

John R. Sluis Employment Agreement.  We entered into an employment agreement with John R. Sluis in May 2002. The employment agreement specified that Mr. Sluis’ annual base salary will be $225,000, to be reviewed annually. He currently receives a base salary of $312,550. Under his employment agreement, Mr. Sluis also received an immediately exercisable option to purchase 265,000 shares of our common stock at an exercise price of $4.29 per share, which was equal to the market value on the date of grant. This option is now vested in full. We also entered into a change of control and severance agreement with Mr. Sluis that is described below.

David H. Persing Employment Offer Letter.  We entered into an employment offer letter with David Persing, our Executive Vice President and Chief Medical and Technology Officer, in July 2005. Under the offer letter, Dr. Persing received an annual salary of $350,000, which was increased to $365,000 per year in December 2006, and was granted an option to purchase 350,000 shares of our common stock at an exercise price equal to the market value of our common stock on the date of grant. In 2006, Dr. Persing received a guaranteed bonus of $122,500. Pursuant to the offer letter, he would thereafter be eligible to receive an annual bonus equal to up to 35% of his base annual salary. Under our 2007 incentive compensation plan, which has superceded the annual bonus provisions of Dr. Persing’s offer letter, he is eligible to receive an annual bonus in 2007 that is equal to up to approximately 43.75% of his base annual salary. Dr. Persing received a bonus of $50,000 for signing the employment contract. Dr. Persing also receives a housing allowance. We also entered into a change of control and severance agreement with Dr. Persing that is described below.

Robert Koska Employment Offer Letter.  We entered into an employment offer letter with Robert Koska, our Senior Vice President of Sales & Marketing, in February 2005. Under the offer letter, Mr. Koska received an annual salary of $225,000, which was increased to $260,000 in December 2006, and was granted an option to purchase 200,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the first date of employment. Pursuant to the offer letter, Mr. Koska would also be entitled to receive an annual bonus of up to 25% of his base salary. Under our 2007 incentive compensation plan, which has superceded the annual bonus provisions of Mr. Koska’s offer letter, he is eligible to receive an annual bonus in 2007 that is equal to up to 31.25% of his base annual salary. We also entered into a change of control and severance agreement with Mr. Koska that is described below.

Change of Control Retention and Severance Agreements for John R. Sluis, Joseph H. Smith, Robert Koska and David H. Persing.  We amended the change of control retention and severance agreements with Mr. Sluis and Joseph H. Smith in May 2004. We also entered into a change of control retention and severance agreement with Mr. Koska in February 2005 and Dr. Persing in July 2005. Under these agreements, if a termination of employment by Cepheid other than for cause, or a termination by the executive following a diminution of responsibilities, occurs within one year of a change of control event, Messrs. Sluis, Smith and Koska will receive a lump sum payment equal to 15 months base salary and Dr. Persing will receive a lump sum payment equal to 18 months base salary. Under these agreements, all outstanding shares and stock options held by such person prior to the change of control event will become fully vested and exercisable.

Cause is defined in the change of control retention and severance agreements to mean:

•	failure to perform any reasonable and lawful duty of such executive’s position or failure to follow the lawful written directions of the Chief Executive Officer;

•	commission of an act that constitutes misconduct and is injurious to the company or any subsidiary;

•	conviction of, or pleading “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;

•	committing an act of fraud against, or the misappropriation of property belonging to, the company or any subsidiary;

•	commission of an act of dishonesty in connection with such executive’s responsibilities as an employee and affecting the business or affairs of the company;

•	breach of any confidentiality, proprietary information or other agreement with the company or any subsidiary; or

•	failure or refusal to carry out reasonable directives of Cepheid.

Diminution of responsibilities is defined in the change of control retention and severance agreements to mean:

•	a specified reduction in such executive’s responsibilities, salary or target bonus (if any);

•	our material breach of such executive’s employment agreement;

•	a forced relocation of such executive’s primary workplace; or

•	the failure of any successor of Cepheid to assume such executive’s employment agreement.

Target Levels for Performance-based Awards.

On December 18, 2006 the Compensation Committee approved an executive incentive bonus program for the 2007 fiscal year. If Cepheid achieves at least 80% of a corporate objective related to operating performance (the “Financial Objective”), Cepheid will fund a bonus pool, with specific awards based on the level of achievement of the Financial Objective and achievement of individual management bonus objectives. If Cepheid achieves less than 80% of the Financial Objective, no amounts will be paid under the bonus program. United States-based employees at the Vice President level and above, including Cepheid’s executive officers, will participate in the program. For each executive officer in the above table, the Target represents amounts payable at achievement of 100% of the Financial Objective, and the Maximum represents amounts payable at achievement of 120% of the Financial Objective (“Maximum Bonus”), in each case assuming such executive’s full achievement of his or her individual management bonus objectives.

Salary and Bonus in Proportion to Total Compensation.

Based on the fair value of equity awards granted to named executive officers in 2006 and the salary and bonus of the named executive officers, salary and bonus for each named executive officer represented approximately the following percentage of his total compensation: John L. Bishop: 33.0%; John R. Sluis: 49.4%; David H. Persing: 53.0%; Robert J. Koska: 28.5%; Joseph H. Smith: 45.0%.

2006 Outstanding Equity Awards at Fiscal Year-End

The table below summarizes outstanding equity awards held by each of our named executive officers at December 31, 2006.

(a)	(b)	(c)		(e)	(f)
	Option Awards
	Number of Securities	Number of Securities
	Underlying Unexercised	Underlying Unexercised		Option Exercise	Option Expiration
Name	Options (#) Exercisable	Options (#) Unexercisable		Price ($)	Date

John L. Bishop	110,800	—	(1)	$3.61	4/12/2012
	639,200	—	(1)	3.61	4/12/2012
	133,333	66,667	(2)	7.35	4/29/2014
	—	50,000	(3)	9.08	4/27/2012
	—	200,000	(4)	9.18	4/27/2013
John R. Sluis	171,804	—	(1)	4.29	7/12/2012
	93,196	—	(1)	4.29	7/12/2012
	33,333	16,667	(2)	7.35	4/29/2014
	—	45,000	(3)	9.08	4/27/2012
	—	52,000	(5)	9.11	4/26/2016
David H. Persing	5,000	—	(1)	7.35	4/29/2014
	100,000	200,000	(6)	7.38	8/29/2015
	—	50,000	(3)	7.38	8/29/2012
Robert J. Koska	91,666	108,334	(7)	10.74	2/21/2015
	—	45,000	(3)	9.08	4/27/2012
	—	60,000	(5)	9.11	4/26/2016
Joseph H. Smith	218,750	31,250	(8)	4.30	6/2/2013
	10,000	5,000	(2)	7.35	4/29/2014
	—	45,000	(3)	9.08	4/27/2012
	—	48,000	(5)	9.11	4/26/2016

(1)	Fully vested option.

(2)	Option vests as to 1/4th of the shares of common stock underlying it on April 29, 2005 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 29, 2008.

(3)	Option vests monthly as to 1/48th of the shares of common stock underlying it beginning on January 1, 2007 and continuing until fully vested on January 1, 2011.

(4)	Option vests as to 1/4th of the shares of common stock underlying it on April 27, 2007 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 27, 2011.

(5)	Option vests as to 1/4th of the shares of common stock underlying it on April 26, 2007 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 26, 2011.

(6)	Option vests as to 1/4th of the shares of common stock underlying it on August 29, 2006 and as to 1/48th of the underlying shares monthly thereafter until fully vested on August 29, 2009.

(7)	Option vests as to 1/4th of the shares of common stock underlying it on February 21, 2006 and as to 1/48th of the underlying shares monthly thereafter until fully vested on February 21, 2009.

(8)	Option vests as to 1/4th of the shares of common stock underlying it on June 2, 2004 and as to 1/48th of the underlying shares monthly thereafter until fully vested on June 2, 2007.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

John L. Bishop Employment Agreement.  Under his employment agreement described above, upon termination other than for cause, as defined above, or upon a constructive termination, Mr. Bishop will be entitled to receive a lump sum payment equal to 12 months of his then current base salary, a prorated target cash bonus based on the degree of achievement of certain performance goals and objectives by Mr. Bishop prior to his termination, and 50% of all unvested shares will become vested shares. If Mr. Bishop is terminated without cause or he is constructively terminated within one year of a change of control event, Mr. Bishop will be entitled to receive a lump sum payment equal to 24 months of his then current base salary and prorated target cash bonus, and all unvested shares will become vested shares.

Change of Control Retention and Severance Agreements for John R. Sluis, Joseph H. Smith, Robert Koska and David H. Persing.  We amended the change of control retention and severance agreements with John R. Sluis and Joseph H. Smith in May 2004. We also entered into a change of control retention and severance agreement with Mr. Koska in February 2005 and Dr. Persing in July 2005. Under these agreements, if a termination of employment by Cepheid other than for cause, or a termination by the executive following a diminution of responsibilities, occurs within one year of a change of control event, Messrs. Sluis, Smith and Koska will receive a lump sum payment equal to 15 months base salary and Dr. Persing will receive a lump sum payment equal to 18 months base salary. Under these agreements, all outstanding shares and stock options held by such person prior to the change of control event will become fully vested and exercisable.

The following table summarizes the potential payments and benefits payable to each of our named executive officers upon termination of employment or a change in our control under each situation listed below, assuming, in each situation, that our named executive officers were terminated on December 31, 2006.

	Voluntary	Not Within 1 Year of a Change of		Within 1 Year of a Change of
	Termination or	Control		Control
Executive Benefits and	Termination	Termination Other	Constructive	Termination Other	Constructive
Payments Upon Termination:	for Cause	Than for Cause	Termination	Than for Cause	Termination	Death	Disability

John L. Bishop:
Base salary	$—	$400,000	$400,000	$800,000	$800,000	$—	$—
Bonus	—	160,000	160,000	160,000	160,000	—	—
Medical continuation	—	(2)	(2)	(3)	(3)	—	—
Value of accelerated stock options(1)	—	38,334	38,334	76,667	76,667	—	—
John R. Sluis:
Base salary	—	—	—	390,688	390,688	—	—
Bonus	—	—	—	—	—	—	—
Medical continuation	—	—	—	—	—	—	—
Value of accelerated stock options(1)	—	—	—	19,167	19,167	—	—
David H. Persing:
Base salary	—	—	—	525,000	525,000	—	—
Bonus	—	—	—	—	—	—	—
Medical continuation	—	—	—	—	—	—	—
Value of accelerated stock options(1)	—	—	—	280,000	280,000	—	—
Robert J. Koska:
Base salary	—	—	—	281,250	281,250	—	—
Bonus	—	—	—	—	—	—	—
Medical continuation	—	—	—	—	—	—	—
Value of accelerated stock options(1)	—	—	—	—	—	—	—
Joseph H. Smith:
Base salary	—	—	—	351,000	351,000	—	—
Bonus	—	—	—	—	—	—	—
Medical continuation	—	—	—	—	—	—	—
Value of accelerated stock options(1)	—	—	—	137,000	137,000	—	—

(1)	Calculated based on the closing price of Cepheid’s common stock of $8.50 on December 29, 2006, the last business day of our most recently completed fiscal year times the number of shares subject to the option, less the aggregate exercise price of the option.

(2)	Mr. Bishop would be entitled to receive 12 months of COBRA health insurance premiums.

(3)	Mr. Bishop would be entitled to receive 24 months of COBRA health insurance premiums.

DIRECTOR COMPENSATION

2006 Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2006.

(a)	(b)	(d)		(h)
	Fees Earned or	Option Awards		Total
Name(1)	Paid in Cash ($)	($)(2)		($)

Thomas D. Brown	$20,250	$49,808	(3)	$70,058
Robert J. Easton	28,000	73,129	(4)	101,129
Thomas L. Gutshall	38,500	138,784	(4)	177,284
Cristina H. Kepner	33,000	73,129	(4)	106,129
Dean O. Morton	35,500	73,129	(4)	108,629
Mitchell D. Mroz	30,500	103,488	(4)	133,988
Hollings C. Renton	25,000	73,129	(4)	98,129

(1)	John L. Bishop, the Company’s Chief Executive Officer and Director, and David H. Persing, the Company’s Executive Vice President, Chief Medical and Technology Officer and Director, are not included in this table as they are employees of the Company and thus receive no compensation for their services as directors. The compensation received by Mr. Bishop and Mr. Persing as employees of the Company is shown in the Summary Compensation Table on page 12.

(2)	The amounts in this column represent the compensation cost of these awards, without reflecting forfeitures, over the requisite service period, as described in FAS 123R. For a discussion of the assumptions used in determining the fair value of stock and option awards in the above table, see footnote 9, “Stockholders’ Equity — Stock-Based Compensation”, of the Notes to Consolidated Financial Statements appearing in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2007. As of December 31, 2006, each director has the following number of options outstanding: Thomas D. Brown: 25,000; Robert J. Easton: 50,000; Thomas L. Gutshall: 277,500; Cristina H. Kepner: 93,000; Dean O. Morton: 45,000; Mitchell D. Mroz: 35,000; and Hollings C. Renton: 68,000.

(3)	The full grant date fair value computed in accordance with FAS 123R of all awards to the named director in 2006 is $183,318.

(4)	The full grant date fair value computed in accordance with FAS 123R of all awards to the named director in 2006 is $86,548.

Cepheid uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, Cepheid considers the significant amount of time that directors expend in fulfilling their duties to Cepheid, the skill level required by Cepheid of members of the Board and also director compensation paid to directors peer companies.

Cash Compensation Paid to Board Members

We pay our non-employee directors an annual retainer of $15,000. Our non-employee Chairman of the Board receives an additional $15,000 per year. The non-employee Chairs of our Audit Committee, Compensation Committee and Nominating and Governance Committee receive an additional $5,000, $4,000 and $2,500 in annual compensation, respectively. Our non-employee directors each receive $1,500 per board meeting attended in person, and $1,000 per committee meeting attended in person, and $500 per board or committee meeting attended by telephone or other remote means of communication. We also reimburse our non-employee directors for expenses incurred in connection with attending board and committee meetings. Directors who are employees of Cepheid receive no compensation for their service as directors.

Equity Compensation Paid to Board Members

Non-employee directors receive automatic stock option grants under our 2006 Equity Incentive Plan according to a non-discretionary formula. When a non-employee director joins the Board of Directors, he or she will receive an initial grant of an option to purchase 25,000 shares of common stock on that date. Initial non-employee director grants will vest over three years at the rate of 8,333 shares on each one-year anniversary of the grant date, so long as the director remains continuously in office. On the date of the first Board of Directors meeting following each annual meeting of our shareholders, each non-employee director then having been in office for more than six months will receive an option to purchase an additional 12,500 shares. Each annual grant will vest as to all 12,500 shares on the one-year anniversary of the grant date, so long as the director remains continuously in office. Non-employee directors will also be eligible to receive other types of awards under our 2006 Equity Incentive Plan, but such awards are discretionary and not automatic. All options granted to non-employee directors under the 2006 Equity Incentive Plan will have an exercise price equal to the current fair market value of our common stock on the date of the grant, and will be nonqualified stock options. In the event of a dissolution, liquidation, merger or asset sale, all of the shares subject to these automatically granted options will accelerate and become exercisable in full. The 2006 Equity Incentive Plan superceded our 1997 Stock Option Plan.

On April 27, 2006, Messrs. Easton, Gutshall, Morton, Mroz and Renton and Ms. Kepner each received an automatic stock option grant of 12,500 shares under our 2006 Equity Incentive Plan pursuant to the non-discretionary formula described above for continuing non-employee directors. On February 6, 2006, Mr. Brown received an initial stock option grant of 15,000 shares under our 1997 Stock Option Plan upon joining the Board of Directors, pursuant to the 1997 Stock Option Plan’s non-discretionary formula for new non-employee directors. Mr. Brown also received a discretionary stock option grant of 10,000 shares on April 27, 2006 under our 2006 Equity Incentive Plan. Under the terms of the 2006 Equity Incentive Plan, as described above and not yet adopted when Mr. Brown joined the Board in February 2006, Mr. Brown would have received an initial automatic option grant of 25,000 shares upon his first appointment to the Board. In addition, he was not eligible to receive an automatic annual grant of 12,500 shares on the day of the 2006 annual shareholders meeting as did the other continuing outside directors, because he had not been in office six months on that date. Because of this discrepancy in timing and the provisions of the respective plans, the Compensation Committee determined that it would be fair and equitable for Mr. Brown to receive a discretionary option grant of 10,000 shares. The Board of Directors subsequently approved this discretionary grant.

Certain Relationships and Related Transactions

Other than the compensation arrangements that are described above in “Material Terms of Employment Agreements” and “Potential Payments Upon Termination or Change-in-Control,” since January 1, 2006, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Company Stock Price Performance

The following graph shows the total shareholder return of an investment of $100 in cash on December 31, 2001, through December 31, 2006, the last date of trading of fiscal 2006 for (1) Cepheid’s common stock, (2) the NASDAQ Biotechnology Index and the NASDAQ Composite Index. All values assume reinvestment of the full amount of all dividends. No cash dividends have been declared on shares of Cepheid’s common stock. Shareholder returns over the indicated period are based on historical data and are not necessarily indicative of future shareholder returns.

TOTAL RETURN TO STOCKHOLDERS
(Assumes $100 investment on 12/31/01)

	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005	12/31/2006
Cepheid	$100.00	$121.38	$228.10	$236.67	$209.05	$202.38
Nasdaq Biotechnology	$100.00	$54.67	$79.68	$84.57	$86.96	$87.85
Nasdaq Composite	$100.00	$68.47	$102.72	$111.54	$113.07	$123.84

This section is not “soliciting material,” is not to be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Cepheid under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

Audit Committee Report

This report of the audit committee is required by the Securities and Exchange Commission, and is not “soliciting material,” is not to be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Cepheid under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

Under the guidance of the amended charter adopted by the board of directors in September 2002, the purpose of the audit committee is to:

•	monitor the integrity of Cepheid’s financial statements;

•	monitor the periodic reviews of Cepheid’s accounting and financial reporting process and systems of internal control that are conducted by Cepheid’s independent auditors and Cepheid’s financial and senior management;

•	review and evaluate the independence and performance of Cepheid’s independent auditors, approve all audit and non-audit services to be performed by the auditors and appoint, oversee and compensate Cepheid’s independent auditors; and

•	hire the independent auditors, evaluate the independent auditors and, where appropriate, replace the independent auditors.

Each of the members of the audit committee meets the independence and financial experience requirements of the Securities and Exchange Commission and the listing standards of the NASDAQ Stock Market. Cristina H. Kepner, Dean O. Morton and Mitchell D. Mroz are “audit committee financial experts” as such term is defined in applicable rules of the Securities and Exchange Commission. The audit committee charter is posted in the “Investors” section of our website at www.cepheid.com, under the heading “Corporate Governance.”

Management has the primary responsibility for the system of internal controls and the financial reporting process, and for the preparation of financial statements in accordance with generally accepted accounting principles. The independent auditors have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The audit committee has the responsibility to monitor and oversee these processes.

In this context and in connection with the audited financial statements contained in Cepheid’s Annual Report on Form 10-K, the audit committee:

•	reviewed and discussed the audited financial statements with Cepheid’s management;

•	discussed with Ernst & Young LLP, Cepheid’s independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement of Auditing Standards No. 90, Audit Committee Communications;

•	reviewed the written disclosures and the letter from Ernst & Young LLP required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the auditors their independence from Cepheid, and concluded that the non-audit services performed by Ernst & Young LLP are compatible with maintaining their independence;

•	based on the foregoing reviews and discussions, recommended to the board of directors that the audited financial statements be included in Cepheid’s 2006 Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission; and

•	instructed the independent auditors that the audit committee expects to be advised if there are any subjects that require special attention.

In addition, the audit committee selected Ernst & Young LLP as Cepheid’s independent auditors for our fiscal year ending December 31, 2007.

AUDIT COMMITTEE

Cristina H. Kepner
Dean O. Morton
Mitchell D. Mroz

Principal Accountant Fees and Services

During the fiscal years ended December 31, 2005 and 2006, the aggregate fees billed by Cepheid’s independent registered public accounting firm, Ernst & Young LLP, for professional services were as follows:

Audit Fees.  Consists of fees billed for professional services rendered for the audit of Cepheid’s annual financial statements and review of the quarterly financial statements and services, such as comfort letter, consent and comment letter, that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

	2006	2005

Audit Fees	$763,500	$664,000
Audit-Related Fees	30,850	12,500
Tax Fees	64,000	30,000
All Other Fees(1)	1,500	0

Total	$859,850	$706,500

(1)	Fees related to online services.

All of Ernst & Young LLP’s fees for the fiscal years ended December 31, 2005 and 2006, described above, were pre-approved by the audit committee.

Shareholder Proposals

The deadline for submitting a shareholder proposal for inclusion in Cepheid’s proxy statement and form of proxy for our 2008 annual meeting of shareholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is November 26, 2007. The deadline for submitting a shareholder proposal for inclusion in Cepheid’s proxy statement and form of proxy for our 2008 annual meeting of shareholders pursuant to our bylaws is December 27, 2007. Submissions must be received by Cepheid at our principal executive offices. Shareholders wishing to submit proposals or director nominations that are not to be included in our proxy statement and proxy must do so in accordance with our bylaws. Any submissions not received in the manner described above will not be considered.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires Cepheid’s directors and officers, and persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These persons are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms that they file.

Based solely on a review of the copies of the forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during our most recent fiscal year.

Shareholder Communications

Any shareholder wishing to communicate with our board of directors regarding Cepheid may write to the board, c/o Joseph H. Smith, Secretary, Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089. The Secretary of directors will forward these communications directly to the director(s). The independent directors of the board of directors review and approve the shareholder communication process periodically to ensure effective communications with shareholders.

Director Attendance at the Annual Meeting

Cepheid’s policy is to encourage members of its board of directors to attend the annual meeting of shareholders and generally schedules a meeting of the board of directors on the date of the annual meeting to make it more convenient for them to do so. In 2006, all of the directors then in office attended Cepheid’s annual meeting of shareholders.

Other Business

The board does not presently intend to bring any other business before the meeting, and, so far as is known to the board, no matters are to be brought before the meeting except as specified in the notice of the annual meeting of shareholders. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

PROXY
CEPHEID
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
March 26, 2007
     The undersigned shareholder of Cepheid hereby appoints John L. Bishop and John R. Sluis, and each of them with full power of substitution to each, the true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all of the shares of common stock of Cepheid held of record by the undersigned on March 13, 2007, at the annual meeting of shareholders of Cepheid to be held on April 26, 2007 (the “Annual Meeting”) at 1:00 p.m. at Cepheid’s principal executive offices, 904 Caribbean Drive, Sunnyvale, California 94089 and any adjournments or postponements thereof.
CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

{X} Please mark votes as in this example
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF DIRECTION, THE SHARES WILL BE VOTED FOR THE PROPOSALS.
THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS RELATING TO THE ANNUAL MEETING.

1.	To elect three Class II directors of Cepheid to serve on the board of directors for a three-year term. The board of directors intends to present the following nominees for election as directors:
Thomas L. Gutshall
Cristina H. Kepner
David H. Persing
Vote FOR all the nominees (except as directed to the contrary)                                                                {_}
Vote WITHHELD from all nominees                 {_}

INSTRUCTIONS: To withhold vote for any individual nominee, write the nominee’s name in the space provided below:

2.	To ratify the appointment of Ernst & Young LLP as independent auditors of Cepheid for the fiscal year ending December 31, 2007.
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT {_}
MARK HERE IF YOU PLAN ON ATTENDING THE SHAREHOLDER MEETING {_}

Signature:	Date:

Print Name:

For	Against	Abstain
{_}	{_}	{_}
Please sign exactly as name appears hereon. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign and give their full title. If a corporation, please have an authorized officer sign and indicate the full corporate name. If a partnership, please sign in partnership name by an authorized person.
Please mark, sign and date this proxy and return it promptly whether you plan to attend the meeting or not. If you do attend, you may vote in person if you desire.

Signature:	Date:

Print Name: